EXHIBIT 10.74

                            TIME BROKERAGE AGREEMENT

         TIME BROKERAGE AGREEMENT, made as of this 1st day of June, 1996 by and between American Radio Systems License Corp. (the "Licensee") and Secret Communications, L.P. (the "Programmer").

         WHEREAS  Licensee  owns  and  operates  Broadcast  Station,   WQRS(FM),
Philadelphia, Pennsylvania (the "Station") pursuant to licenses issued by the Federal Communications Commission ("FCC").

         WHEREAS   Programmer  is  involved  in  radio  station   ownership  and
operation.

         WHEREAS the Licensee wishes to retain Programmer to provide programming for the Station that is in conformity with the Station's and FCC policies for time brokerage arrangements and as set forth herein.

         WHEREAS Programmer agrees to use the Station exclusively to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC and subject to Licensee's full authority to control the operation of the Station.

         WHEREAS Programmer and Licensee agree to work in a cooperative fashion to make their time brokerage agreement work to the benefit of both parties and as contemplated in this Agreement.

         WHEREAS, Programmer and Licensee have entered into an Asset Exchange Agreement (the "Asset Exchange Agreement") under which Licensee has agreed to sell the Station to Programmer, and Programmer and Licensee will file with the FCC an application for consent to assign the Station's licenses from Licensee to Programmer.

         NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be bound legally, agree as follows:

                                    Section 1

                             Use of Station Air Time

         1.1 Representations. Both Licensee and Programmer represent that they are authorized to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of each, enforceable against it in accordance with its terms.

         1.2 Effective Date; Term. The Effective Date of this Agreement shall be June 1, 1996. It shall continue in force until March 1, 1997, or until consummation of the assignment of the Station's license from Licensee to Programmer pursuant to the Asset Exchange Agreement, whichever event occurs earlier, unless otherwise extended or terminated by the parties.

         1.3 Scope. During the term hereof, Licensee shall make available to Programmer time on the Station as set forth in this Agreement. Programmer shall deliver such programming, at its expense, to the Station's transmitter facilities or other authorized remote control points as reasonably designated by Licensee. Subject to Licensee's reasonable approval, as set forth in this Agreement, Programmer shall provide entertainment programming of its selection complete with commercial matter, news, public service announcements and other suitable programming to the Licensee up to one hundred sixty-four (164) hours per week. The Licensee shall use the remaining four hours per broadcast week for the broadcast of its own regularly scheduled news, public affairs and other non-entertainment programming and shall provide Programmer with advance written notice of such hours of programming. All time not reserved by or designated for Licensee shall be available for use by Programmer and no other party.

         1.4 Consideration. As consideration for the air time made available hereunder, Programmer shall pay to Licensee a monthly fee of One Hundred Thirty-Three Thousand Three Hundred and Thirty-Three Dollars ($133,333.00), payable no later than the fifteenth (15th) day of the month to which such fee pertains, and Programmer shall reimburse Licensee for certain station expenses as set forth in Section 1.6 hereof.

         1.5 Licensee Operation of the Stations. Licensee will have full authority, power and control over the operations of the Station during the term of this Agreement. Licensee will bear all responsibility for the Station's compliance with all applicable provisions of the Communications Act of 1934, as amended, the rules, regulations and policies of the FCC and all other applicable laws. Licensee shall be solely responsible for all non-capital, ordinary and customary operating expenses associated with the transmission of broadcast signals by the Station, including but not limited to maintenance of the transmitting facility and the costs of electricity associated with such transmissions. Licensee shall be responsible for the salaries, taxes, insurance and related costs for all personnel it employs at the Station and shall maintain insurance at its present levels covering the Station's transmission facilities. During the term of the Agreement, Programmer agrees to perform, without charge, routine monitoring of Licensee's transmitter performance and tower lighting if and when requested by Licensee.

         1.6 Licensee Representations and Warranties. Licensee represents and warrants as follows:

         (a) Licensee holds the licenses and other permits and authorizations necessary for the present operation of the Station as set forth in Attachment I. There is not now pending, or to Licensee's best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations except as previously revealed in writing to Programmer. To the Licensee's best knowledge, after due inquiry, Licensee, with respect to the Station, is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have a material adverse effect upon the Licensee, its assets utilized in the operation of the Station, the Station or upon Licensee's ability to perform this Agreement. Licensee shall not knowingly take any action or omit to take any action which would have a material adverse impact upon the Licensee, its assets utilized in the operation of the Station, the Station or upon Licensee's ability to perform this Agreement. All reports, annual regulatory fees and applications required to be filed with the

FCC or any other governmental body have been, and during the course of the term of this Agreement or any extension thereof, will be filed in a timely and complete manner, except to the extent such tardiness would have no material adverse affect on the Station. The transmission facilities of the Station are and will continue to comply in all material respects with the engineering requirements set forth in the FCC licenses of the Station. Licensee shall, during the term of this Agreement, not dispose of, transfer or assign any of such assets and properties except with the prior written consent of the Programmer.

         (b) Licensee shall pay, in a timely fashion, all of the non-capital, ordinary and customary expenses incurred in operating the Station including lease payments, utilities, taxes, etc., as set forth in Attachment II, and shall provide Programmer with a certificate(s) of such timely payment (with invoices attached thereto to the extent such invoices exist) at one or more times within thirty (30) days of the end of each month.

         1.7 Programmer Responsibility. Programmer shall be solely responsible for any expenses incurred in the origination and/or delivery of programming from any remote location and for any publicity or promotional expenses incurred by Programmer, including, without limitation, ASCAP, BMI, SESAC music license fees for all programming provided by Programmer.

         1.8 Contracts. Programmer will not be required to assume performance of any of the Licensee's contracts and leases pertaining to the Station except as indicated on Attachment III hereof. Programmer will enter into no third-party contracts, leases or agreements which will bind Licensee in any way except with Licensee's prior written approval. Licensee will enter into no third-party contracts, leases or agreements which will bind Programmer in any way except with Programmer's prior written approval. Programmer shall assume the obligations of Licensee, to provide advertising time under the terms of existing trade and barter agreements as listed on Attachment III-A and Licensee shall assign all of its rights under those trade and barter agreements to Programmer.

         1.9 Hourly Credit. Programmer shall receive from Licensee, as a refund consisting of a flat rate credit of $________ per hour ("Hourly Credit"), for any part of the weekly one hundred sixty-four (164) hours of programming time that Licensee uses to broadcast its own programming including periods during which Licensee is unable, for any reason (except for Programmer's failure to deliver its programming to Licensee), to broadcast the Programmer's programming. Such refunds to Programmer shall be paid within ten (10) days of the end of each month.

         1.10 Use of Stations' Studios. Licensee shall have full use of the Station's facilities and properties to the extent necessary to fulfull its programming obligation hereunder and in compliance with FCC regulations. The day-to-day maintenance of such facilities and properties shall be the responsibility of Programmer, subject to the reasonable satisfaction of Licensee. Licensee agrees to provide Programmer with access to the Station's complete facilities including the studios and broadcast equipment for use by Programmer, if it so desires, in providing programming for the Station; provided, however, that Licensee shall maintain, for its sole use, sufficient space at the Station's studios for its management level employees. Under the overall supervision of Licensee, Programmer shall and may peacefully and quietly have the full use of and enjoy the use of the Station's facilities, studios and equipment free from any hindrance from any person or persons whomsoever claiming by, through or under Licensee. Programmer shall use the studios and equipment only for the purpose of producing programming for the Station or for other radio stations owned or managed by Programmer, and shall at all times be subject to the oversight of the Licensee.

                                    Section 2

                 Station Obligations to the Community of License

         2.1 Licensee Authority. Notwithstanding any other provision of this Agreement, Programmer recognizes that Licensee has certain obligations to broadcast programming to meet the needs and interests of the community of license for the Station. On a regular weekly basis the Licensee shall air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of the Licensee to discharge its obligations to the public and to comply with the law, rules and policies of the FCC with respect to meeting the ascertained needs and interests of the public.

         2.2 Additional Licensee Obligations. Although both parties shall cooperate in the broadcast of emergency information over the station, Licensee shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the reasonable good faith judgment of Licensee, is of overriding public importance. Such interruption shall not entitle Programmer to any credits on fees. Licensee shall also coordinate with Programmer the Station's hourly station identification announcements to be aired in accord with FCC rules. Licensee shall continue to maintain a main studio, as that term is defined by the FCC, within the Station's principal community contour, shall maintain its local public inspection file within the community of license and shall prepare and place in such inspection file its quarterly issues and program lists on a timely basis. Programmer shall, upon request by Licensee, provide Licensee with information with respect to certain of Programmer's programs which should be included in Licensee's quarterly issues and programs lists. Licensee shall also maintain the Station's logs, receive and respond to telephone inquiries and control and oversee any remote control point for the Station.

         2.3 Responsibility for Employees and Expenses. Programmer shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel employed by Programmer (including, without limitation, salespeople, traffic personnel, board operators and programming staff). Licensee will provide and be responsible for the Station personnel employed by Licensee and necessary to fulfill Licensee's obligations hereunder, and will be responsible for the salaries, taxes, insurance and related costs for all the personnel it employs. All personnel shall be subject to the overall supervision of Licensee, consistent with Programmer's right to the use of the Station's facilities pursuant to Section 1.11 hereof.

                                   Section 3

                          Station Programming Policies

         3.1 Broadcast Station Programming Policy Statement. Licensee has adopted and will enforce a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which appears as Attachment IV hereto and which may be amended from time to time by Licensee upon notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement, with all rules and regulations of the FCC, and with all reasonable changes subsequently made by Licensee or the FCC. If Licensee reasonably determines that a program supplied by Programmer does not comply with the Policy Statement it may suspend or cancel such program and shall provide written notice to Programmer of such decision. Programmer shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be in accordance with the Policy Statement and FCC requirements. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulations and policies, the Policy Statement, and shall be produced in accordance with quality standards established by Licensee and Programmer.

         3.2 Licensee Control of Programming. Programmer recognizes that the Licensee has full authority to control the operation of the Station. The parties agree that Licensee's authority includes but is not limited to the right to reject or refuse such portions of the Programmer's programming which Licensee reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest. Programmer shall have the right to change the programming elements of the programming supplied to Licensee by giving Licensee at least twenty-four
(24) hours notice of such changes, but shall not change the programming format of the Station with the Licensee's prior written consent.

         3.3 Programmer Compliance with Copyright Act. Programmer represents and warrants to Licensee that Programmer has full authority to broadcast its programming on the Station, and that Programmer shall not broadcast any material in violation of any law, rule, regulation or the Copyright Act. All music supplied by Programmer shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Programmer. Consistent with
Section 1.7 hereof, Programmer will maintain ASCAP, BMI and SESAC licenses as necessary. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.

         3.4 Sales. Programmer shall retain all revenues from the sale of advertising time within the programming it provides to the Licensee. Programmer may sell advertising, consistent with applicable rules, regulations and the Policy Statement, on the Station in combination with any other broadcast station of its choosing. Programmer shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to Licensee. Licensee shall retain all revenues from the sale of Station's advertising during the hours each week in which the Licensee airs its own non-entertainment programming, with the exception provided for certain political advertising as set forth in Section 5.2 herein.

         3.5 Payola. Programmer agrees that neither it nor its officers,directors, employees, agents or representatives will accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively

"Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Communications Act and FCC requirements. Programmer agrees to quarterly, or more frequently at the request of the Licensee, provide Licensee with Payola Affidavits, substantially in the form attached hereto as Attachment V, executed on behalf of Programmer and by programming personnel and agents at the Station under the supervision of Programmer.

         3.6 Staffing Requirements. Licensee shall comply with the main studio staff requirements as specified by the FCC.

                                    Section 4

                                 Indemnification

         4.1 Programmer's Indemnification. Programmer shall indemnify and hold harmless Licensee from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, including but not limited to slander or defamation or otherwise, arising out of Programmer's broadcasts and sale of advertising time under this Agreement to the extent permitted by law.

         4.2 Licensee's Indemnification. Licensee shall indemnify and hold harmless Programmer from and against any and all claims, losses, costs, liabilities, damages, and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of Licensee' broadcasts to the extent permitted by law.

         4.3 Limitation. Neither Licensee nor Programmer shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.

         4.4 Time Brokerage Challenge. If this Agreement is challenged at the FCC, whether or not in connection with the Stations' license renewal application, Licensee and Programmer shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of the Programmer. If portions of this Agreement do not receive the approval of the FCC staff, then the parties will seek reversal of the staff decision by appeal to the full Commission, at Programmer's option and expense. If such appeal is unavailing, then the parties shall either reform the Agreement or terminate it pursuant to Section 6.1(a).

         4.5 Insurance. Programmer shall obtain and maintain a General and Broadcast liability policy with respect to the Station, and Licensee shall obtain and maintain fire and casualty policies with respect thereto. Licensee shall be named an additional insured on Programmer's liability policies.

                                    Section 5

                Access to Programmer Materials and Correspondence

         5.1 Confidential Review. Prior to the provision of any programming by Programmer to Licensee under this Agreement, Programmer shall acquaint the Licensee with the nature and type of the programming to be provided. Licensee, solely for the purpose of ensuring Programmer's compliance with the law, FCC rules and the Station's policies, shall be entitled to review at its discretion from time to time on a confidential basis any programming material it may reasonably request. Programmer shall promptly provide Licensee with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), copies of all program logs and promotional materials. However, nothing in this section shall entitle Licensee to review the internal corporate or financial records of the Programmer.

         5.2 Political Advertising. Programmer shall cooperate with Licensee to assist Licensee in complying with all rules of the FCC regarding political advertising. Programmer shall supply such information promptly to Licensee as may be necessary to enable Licensee to comply with the lowest unit rate, equal opportunities and reasonable access requirements of federal law. Programmer shall release advertising availabilities to Licensee as necessary to permit Licensee to comply with Licensee's obligations under the Communications Act of 1934, as amended, and the rules and regulations of the FCC; provided, however, that all revenues realized by Licensee as a result of such a release of advertising time shall be immediately paid to Programmer.

                                    Section 6

                      Termination and Remedies Upon Default

         6.1 Termination. In addition to other remedies available at law or equity and subject to the provisions of Section 1.2 hereof, this Agreement may be terminated as set forth below by either Licensee or Programmer by written notice to the other if the party seeking to terminate is not then in material default or breach hereof, upon the occurrence of any of the following:

         (a) this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

         (b) the other party is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of notice from the non-breaching party;

         (c) the mutual consent of both parties;

         (d) there has been a material change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review.

         (e) if such party has a right to, and is exercising such right, to terminate the Asset Exchange Agreement.

         (f) if the Asset Exchange Agreement between Licensee and Programmer is not executed and delivered on or before June 11, 1996, or, once executed and delivered, if such Agreement is terminated in accordance with its terms.

         6.2 Programmer's Remedies for Operational Deficiencies. Programmer shall have the following remedies for deficiencies in or events related to Licensee's transmitting facility:

         (a) If Programmer receives during the first sixty (60) days of this Agreement a report of a consulting engineer, chosen by Programmer, which concludes that the Station is not operating within the parameters authorized by the FCC or that the Station's actual coverage of the market is materially less than it that set forth on Attachment I, Licensee shall be obligated, at its expense, to take such steps as are reasonably necessary to restore the effective coverage or operating parameters of the Station or demonstrate, by the use of the report of another consulting engineer, hired at its expense, that the coverage or operating parameters are not materially deficient. If the Station's effective coverage or operating parameters are not restored within thirty (30) days of notice of the coverage or operating deficiencies, then Programmer shall be entitled to a full refund, on a daily basis, of the Hourly Credit amount set forth in Section 1.9 until such deficiencies are corrected and such refunds shall be made within ten (10) days of the end of the month.

         (b) If for a period of five consecutive days or more Licensee reduces its transmitter output power on the Station by fifty percent (50%) or more, Programmer may elect a refund equal to fifty percent (50%) of the Hourly Credit amount set forth in Section 1.9 for so long as such power reduction continues to occur if Programmer has, in fact, been required to make rebates and/or other financial accommodations to its advertisers and such refund shall be reflected in a refund payment by Licensee to Programmer within ten (10) days of the end of the month.

         (c) If Licensee uses an auxiliary or alternate transmitter for the Station for a period of five (5) consecutive days or more, then the refund for such period shall be twenty-five percent (25%) of the Hourly Credit amount set forth in Section 1.9 for so long as such auxiliary or alternate transmitter site is in use if Programmer has, in fact, been required to make rebates and/or other financial accommodations to its advertisers. Should such use of an auxiliary or alternate transmitter continue for more than thirty (30) days, the refund for such period shall be equal to fifty percent (50%) of the Hourly Credit amount set forth in Section 1.9 for so long as such alternate transmitter site is in use. The refund shall be reflected in a refund payment by Licensee to Programmer within ten (10) days of the end of the month.

         (d) If, due to damage to or failure of transmission equipment, the Station is off the air for five (5) consecutive days or for a total of one hundred twenty (120) hours during any thirty (30) day period, Programmer shall be entitled to a full refund, on a daily basis, of the Hourly Credit amount set forth in Section 1.9 and such refund shall be made within ten (10) days of the end of the month.

         6.3 Force Majeure. Any failure or impairment of the Station's facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Licensee will not render Licensee liable to Programmer, except to the extent of allowing in each such case an appropriate refund for time not provided based upon the Hourly Credit set forth under
Section 1.9 calculated upon the length of time during which the failure or impairment exists or continues.

         6.4 Other Agreements. During the term of this Agreement, Licensee will not enter into any other time brokerage, program provision, local management or similar Agreement with any third party with respect to the Station.

                                    Section 7

                                  Miscellaneous

         7.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assignees. Neither party may assign its rights under this Agreement without the prior written consent of the other party which shall not be unreasonably withheld, provided, however that Programmer has the absolute right to assign this Agreement and all of its rights and obligations hereunder, following written notice to the Licensee, to an entity controlled by [Secret Communications, L.P.] and Licensee has the right to assign its rights hereunder to its lenders.

         7.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         7.3 FCC Certification (47 C.F.R. ss. 73.3555(a) (2) (ii). The parties shall execute a Certification in the form of Attachment VI hereto, as required by Section 73.3555(a) (2) (ii) of the FCC's rules.

         7.4 Entire Agreement. This Agreement and the Attachments hereto and the Asset Exchange Agreement between Programmer and Licensee embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

         7.5 Taxes. Licensee and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Programmer shall pay all taxes if any, to which the consideration specified in Section 1.4 herein is subject, provided that Licensee is responsible for payment of its own income taxes. Each party shall be responsible for any sales tax imposed on advertising aired during the programming provided by that party.

         7.6 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         7.7 Governing Law. The obligations of Licensee and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of New York.

         7.8 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, or by facsimile transmission, with receipt confirmation, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

To Programmer:             Secret Communications, L.P.
                           312 Walnut Street, Suite 3550
                           Cincinnati, OH  45202
                           Attn:  Frank E. Wood
                           President & CEO
                           Fax:  (513) 621-3299

Copies To:                 Larry A. Barden, Esq.
                           Sidley & Austin
                           One First National Plaza
                           Chicago, IL  60603
                           Fax:  (312) 853-7036

and to:                    Arthur J. Schiller
                           General Counsel
                           Secret Communications, LP
                           1200 Shermer Road
                           Northbrook, IL  60062

To Licensee:               American Radio Systems Corporation
                           116 Huntington Avenue
                           Boston, MA  02116
                           Attn:  Steven B. Dodge, President
                           Fax:  (617) 375-7575

Copies To:                 American Radio Systems Corporation
                           116 Huntington Avenue
                           Boston, MA  02116
                           Attn:  Michael B. Milsom, Esq.
                           Fax:  (617) 375-7575

                           Dow, Lohnes and Albertson
                           1200 New Hampshire Avenue, N.W.
                           Suite 800
                           Washington, DC  20036-68027
                           John R. Feore, Jr. Esq.
                           Fax:  (202) 776-2222

         7.9 Arbitration. Any dispute arising out of or related to this Agreement that Licensee and Programmer are unable to resolve by themselves shall be settled by arbitration in Boston, Massachusetts by a panel of three arbitrators. Licensee and Programmer shall each designate one disinterested arbitrator and the two arbitrators designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers shall be acceptable. Before undertaking to resolve a dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Licensee and Programmer. The costs and expenses of the arbitration proceeding shall be assessed between Licensee and Programmer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Licensee or Programmer against the other except: (i) an action to compel arbitration pursuant to this Section, or (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                           PROGRAMMER:
                           SECRET COMMUNICATIONS, L.P.


                           By:____________________________________


                           LICENSEE:
                           AMERICAN RADIO SYSTEMS CORPORATION


                           By:____________________________________

                                  ATTACHMENT I

                                Station Coverage

         WQRS(FM) current FCC Licenses and contour maps on file

         with the FCC.

                                  ATTACHMENT II

                                Station Expenses

                                 ATTACHMENT III

                                    Contracts

                                  ATTACHMENT IV

                 Broadcast Station Programming Policy Statement

                                BROADCAST STATION

                          PROGRAMMING POLICY STATEMENT

         Programmer agrees to cooperate with Licensee in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs.

     I. No Plugola or Payola. The mention of any business activity or "plug" for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited.

     II. No Indecency. The Programmer shall not permit the broadcasting of any indecent programming (as such term is applied by the FCC) by the Stations.

     III. Election Procedures. At least ninety (90) days before the start of any primary or election campaign, Programmer will clear with Licensee's general manager the rate Programmer will charge for the time to be sold to candidates for the public office and/or their supporters to make certain that the rate charged is in conformance with the applicable law and station policy. Programmer shall, in addition, comply with all FCC requirements regarding "equal time" or equal opportunity for candidates. Programmer shall refrain from broadcasting political editorials on the Stations.

     IV. Required Announcements. Progammer shall broadcast (i) an announcement in a form satisfactory to Licensee at the beginning of each hour to identify the Station, and (ii) any other announcements that may be required by law, regulation, or Station policy.

     V. Commercial Recordkeeping. Programmer shall not receive any consideration in money, goods, services, or otherwise, directly or indirectly (including to relatives) from any persons or company for the presentation of any programming over the station without reporting the same in advance to and receiving the prior written consent of Licensee's general manager. No commercial messages ("plugs") or undue references shall be made in programming presented over station to any business venture, profit making activity, or other interest (other than noncommercial announcements for bona fide charities, church activities or other public service activities) in which Programmer (or anyone else) is directly or indirectly interested without the same having been approved in advance by the general manager and such broadcast being announced and logged and sponsored.

     VI. No Illegal Announcements No announcements or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Station. Any game, contest, or promotion relating to or to be presented over the

          Station must be fully stated and explained in advance to Licensee, which reserves the right in its sole discretion to reject any game, contest, or promotion.

     VII. No Defamation or Personal Attack. The Programmer shall not permit the broadcasting of any material which is defamatory or which constitutes a personal attack (as such term is applied by the FCC) by the Stations.

         Licensee may waive any of the foregoing regulations in specific instances, if, in its opinion, good broadcasting in the public interest is served.

         In accordance with the Licensee's responsibility under the Communications Act of 1934, as amended, and the Rules and Regulations of the Federal Communications Commission, Licensee reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Station which is in conflict with Licensee's policy or which in Licensee's or its general manager's sole judgment would not serve the public interest.



         In any case where questions of policy or interpretation arise, Programmer should submit the same to Licensee for decision before making any commitments in connection therewith.

                                  ATTACHMENT V

                                Payola Statement

                            FORM OF PAYOLA AFFIDAVIT

City of ____________________    )

County of __________________    )        ss.

State of  ___________________   )

                          ANTI-PAYOLA/PLUGOLA AFFIDAVIT

__________________________, being first duly sworn, deposes and says as follows:

1.   He  is  _________________________   for   ________________________________.
                 (Position)

2.   He has acted in the above capacity since _____________.

3. No matter has been broadcast by Station __________ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as he is aware, no matter has been broadcast by Station _______ for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station _______ in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

5. In future, he will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing of, or the attempt to influence, the preparation of presentation or broadcast matter on Station
     ________.

6. Nothing contained herein is intended to, or shall prohibit receipt or acceptance of anything with the expressed knowledge and approval of my employer, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

7. He, his spouse and his immediate family do____ do not ____ have any present direct or indirect ownership interest in (other than an investment in a corporation whose stock is publicly held), serve as an officer or director of, whether with or without compensation, or serve as an employee of, any person, firm or corporation engaged in:

     1.   The publishing of music;

     2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings or electrical transcriptions of any program material intended for radio broadcast use;

     3. The exploitation, promotion, or management of persons rendering artistic, production and/or other services in the entertainment field;

     4. The ownership or operation of one or more radio or television stations;

     5.   The wholesale or retail sale of records intended for public purchase;

     6.   Advertising  on  Station  ______,  or any other  station  owned by its
          licensee   (excluding   nominal   stockholdings   in  publicly   owned
          companies).

8. The facts and circumstances relating to such interest are none _______ as follows________:

     ________________________________________________________________________

     ________________________________________________________________________

     ________________________________________________________________________


                                            _________________________________
                                                     Affiant
Subscribed and sworn to before me
this ______ day of ______________, 199___.


_________________________________________
Notary Public

My Commission expires:  __________________

                                 ATTACHMENT VI

                               FCC Certification

                                 CERTIFICATION

         Pursuant to Section 73.3555(a) (2) (ii) of the FCC's Rules:

1. The licensee of the brokered stations affected by the foregoing Time Brokerage Agreement hereby certifies that it will at all times maintain ultimate control (as defined in FCC rules and regulations) over the Station's facilities, including specifically control over the Station's finances, personnel and programming; and

2. The licensee of the brokering stations hereby certifies that the proposed Agreement for the time brokerage complies with the provisions of Section 73.3555(a) (3) (iii) of the FCC's rules.

                  Dated this ________ day of _____________________, 199______.


                  LICENSEE:                 __________________________________


                                            By:  _____________________________
                                            Its: _____________________________


                  PROGRAMMER:               AMERICAN RADIO SYSTEMS CORPORATION


                                            By:  _____________________________
                                            Its: _____________________________